Securities and Exchange Commission

100 F Street, N.E.

Judiciary Plaza

Washington, DC  20549

Ladies and Gentlemen:

  I hereby authorize Stacy L. Fox, General Counsel and Corporate Secretary, or any Assistant Secretary, or their respective successors in office, to sign and file on my behalf SEC Forms 3, 4 and 5 or any other SEC forms relating to changes in beneficial ownership of securities of DowDuPont Inc.  This authorization shall remain in effect as long as I am an officer of DowDuPont Inc. unless it is earlier specifically revoked by me.

       Very truly yours,

       /s/ Jeanmarie F. Desmond

       Jeanmarie F. Desmond

            Co-Controller

       September 5, 2017

       Date